Exhibit 10.14

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”) is made on this 30 day of April 2024 between Jeffs’ Brands Ltd. (the “Company”) and XYLO TECHNOLOGIES LTD. (the “Consultant”). The Company and together with the Consultant, each a “Party” and collectively, the “Parties”.

WHEREAS:	the Company wishes the Consultant to provide the Company with certain services and the Consultant wishes to render such services to the Company; and

WHEREAS:	the Consultant represents to the Company that it is ready, qualified, willing and able to carry out its obligations and undertakings towards the Company pursuant hereto; and

WHEREAS:	the Company and the Consultant desire to regulate their relationship in accordance to the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. The Services

1.1.	The Company hereby engages the Consultant as an independent consultant and the Consultant hereby agrees to serve as a consultant to the Company providing public markets business development and strategic consulting services, including ongoing consulting to the Company, its management and its chief executive officer, as well as additional services as may be requested from time to time by the chief executive officer or chairman of the board of directors of the Company (the “Services”).

1.2.	The Consultant shall cooperate on an ongoing basis with such employees, consultants and contractors of the Company as determined by the Company from time to time; the person within the Company who shall be in charge of the engagement of the Consultant shall be the chairman of the board of directors of the Company or such other person as determined by the Company from time to time. The Company may require the Consultant to provide reports or other types of ongoing information concerning the Services as determined from time to time, whether or not set forth herein.

1.3.	The Consultant undertakes that the Services shall be performed by its personnel (“Consultant’s Representative”). Each employee, consultant, manager or any other representative of the Consultant, including the Consultant’s Representative shall be deemed to be personally bound by all the obligations and liabilities of the Consultant as if he was the Consultant hereunder. All references to the term the Consultant hereunder shall be deemed to refer to the Consultant and the Consultant’s Representative jointly and severally. Any breach of this Agreement by the Consultant’s Representative or by any other employee, consultant, manager or representative of the Consultant shall be deemed a breach by the Consultant.

1.4.	The Consultant’s Representative shall devote all the necessary time in performing its duties and responsibilities under this Agreement, as shall be reasonably required by the Company.

1.5.	The Consultant agrees to perform its duties described herein in a faithful, diligent and professional manner.

1.6.	The Consultant shall be responsible for maintaining, throughout the Term of this Agreement and at the Consultant’s own expense, any and all required licenses, permits, authorizations, personnel, resources, a place of work, any equipment and supplies necessary for the execution and performance of the Services.

1.7.	Nothing in this Agreement shall be interpreted as preventing or restricting the Company from obtaining or seeking from any other person services of the same nature as the Services, or otherwise from performing or seeking to perform any action or operation. Nothing in this Agreement shall be interpreted as preventing or restricting the Consultant from supplying services to any third party, as long as such services to third parties (i) do not conflict with any obligation or undertaking of the Consultant hereunder, and (ii) do not interfere with the performance of or restrict the ability of the Consultant to perform the Services hereunder. To the extent Consultant becomes aware of any existing or potential conflict with Consultant’s obligations and undertaking hereunder, Consultant shall immediately inform Company of the same, and if Consultant cannot remedy or rectify such conflict within seven (7) days of becoming aware of such conflict or from receiving the Company’s notice concerning such conflict then Company shall be entitled to terminate this Agreement immediately without prejudice to any other remedy or relief it might have due to the same. A conflict of interest shall include, but shall not be limited to, providing similar Services to a competitor of the Company during the Term.

2. Term

2.1.	This Agreement shall become effective as of January 1, 2024 (the “Effective Date”) for a period of 36 months from the Effective Date (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically renew for successive 12 month periods (each, a “Renewal Term”) unless either party provides written notice of its intent not to renew at least 30 days prior to the expiration of the then-current term. The Initial Term and any Renewal Term(s) shall collectively be referred to as the “Term” of this Agreement.

2.2.	Notwithstanding the provisions of Section 2.1, each Party may terminate this Agreement prior to its expiration for Cause (as defined herein) by giving the other party 30 days’ advance notice in writing (the “Notice Period”). A termination for “Cause” is a termination due to: (a) a breach by either Party of (i) the Agreement which cannot be cured, or, if curable, has not been cured within thirty (30) days from delivery of a notice of breach, or (ii) the provisions of Sections 4 and 5, and Schedule A; (severally and collectively, a “Material Breach”); (b) the other Party’s conviction or indictment of any felony; or (c) causing grave injury to the business, assets, operations or reputation of the Company.

3. Consideration

3.1.	Consulting Fee

3.1.1.	In consideration for the Services rendered by the Consultant pursuant to this Agreement, the Company shall pay the Consultant a monthly fee in the amount of US$20,000 (plus VAT, if required by law) (the “Consulting Fee”).

3.1.2.	All payments of Consulting Fee hereunder, subject to Section 3.1.1, shall be made on a monthly basis, within 10 days from, and subject to, receipt by the Company of a duly issued tax invoice(s) and receipt(s) by the Consultant for the amount due together with the required reports; provided, however, that such payment shall be made not later than the tenth (10th) day of each calendar month during the Term of this Agreement following the Consulting Commencement Date.

3.1.3.	The Consulting Fees are inclusive of any and all taxes, and the Consultant shall bear full responsibility for all tax obligations of any kind or nature relating, directly or indirectly, to the Consulting Fee and otherwise to the Services hereunder. To the extent that any such taxes may be imposed upon or required to be deducted or withheld by the Company, the Company may deduct or withhold such amounts from any payments due to the Consultant. VAT shall be charged on all amounts payable hereunder.

3.2.	Full Consideration

Other than the consideration specified in this Section 3, which consideration constitutes full consideration for the Services rendered hereunder, the Consultant will not be entitled to any other consideration for rendering the Services hereunder. Consultant shall be entitled to any repayment or reimbursement of any costs and expenses in connection with its performance of the Services. Any and all expenses incurred by Consultant (or anyone on its behalf) shall be borne and paid exclusively by Company.

4. Confidentiality, Non-Competition and Invention Assignment Undertaking

Simultaneously with the execution of this Agreement, and a as condition hereto, the Consultant hereby executes the Undertaking attached hereto as Schedule A.

5. Relationship of Parties

5.1.	The parties hereto hereby declare and approve, that this Agreement is a Contractors Agreement within the meaning of the Israeli Contractors Law – 1974 (the “Contractors Law”), and that nothing in this Agreement that shall be interpreted or construed as creating or establishing any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship between the Company or its Affiliates (as such term is defined below) and the Consultant or the Consultant’s Representative, and it is specifically clarified that with respect to the Services, no employer-employee relationship will be formed between the Company or its Affiliates and the Consultant or the Consultant’s Representative, and the Consultant is not entitled to any social or other benefits resulting from employer-employee relationship. Notwithstanding the above, the Consultant hereby waives any right to a lien in accordance with Section 5 of the Contractors Law or any other law. The Consultant hereby acknowledges that the Company is relying upon the truthfulness and accuracy of the representations set forth in this Section 5.1 in engaging the Consultant.

5.2.	The Consultant shall bear and/or will defend, indemnify and hold the Company, or any third party on its behalf, harmless from and against all claims, all damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, upon receipt of demand (i) relating to any obligation, future or past, imposed upon the Company to pay any withholding tax payments regarding consulting services, social security, unemployment or disability insurance or similar terms in connection with compensation received by the Consultant or, or which are based upon a stipulation by a competent judicial authority that an employer - employee relationship was created between the Company or its Affiliates and the Consultant’s Representative; and (ii) resulting from any act, omission or negligence on the Consultant’s or any of its employees’ part in the performance or failure to perform the scope of work under this Agreement.

5.3.	The Consultant acknowledges that the Consultant’s Representative has read and fully understood the terms of this structure of the relationship between the parties as an independent contractor and that the Consultant’s Representative has consulted and received advice of counsel regarding said structure of the relationship between the parties hereto and has had sufficient opportunity to do so.

5.4.	It is hereby clarified that any right granted to the Company to instruct and/or oversee the Services by the Consultant is granted in order to ensure the performance of the Services in full and not to imply or justify an employer-employee relationship between the Company and the Consultant or the Consultant’s Representative.

5.5.	The Consultant shall be responsible to pay any and all payments, salary, taxes and all other benefits and any amounts due to any relevant social security or similar authority with respect to its employees and/or the Services provided by the Consultant’s Representative pursuant to this Agreement. The Consultant undertakes to acquire for the Consultant’s Representative pension coverage in a customary amount. The Consultant, hereby releases and forever discharges the Company and its Affiliates, from any and all claims, which it ever had, now has, or may claim to have against the Company and/or its Affiliates in connection with the existence of any employer - employee relationship between Company or its Affiliates and the Consultant or the Consultant’s Representative.

6. Miscellaneous

6.1.	In this Agreement the term “Affiliate” shall mean, any person or entity that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes hereof, the term “control” means the power to direct the management or affairs of a person or entity through the ownership of voting securities, by contract, or otherwise.

6.2.	The preamble and the schedules hereto shall form an integral part of this Agreement. All headings of the Sections and Subsections of this Agreement are intended for convenience of reference and shall not be used in interpreting this Agreement.

6.3.	Assignment. Neither this Agreement nor any interest herein may be assigned by the Parties without the prior written consent of the other Party.

6.4.	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes any other arrangement, understanding or agreement, verbal or otherwise, including the Prior Agreement. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the parties hereto. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

6.5.	Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Israel (excluding its conflict of law principles) and the competent courts/tribunals of Tel-Aviv shall have exclusive jurisdiction over any disputes arising hereunder.

6.6.	No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy thereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted thereunder must be in writing and shall be valid only in the specific instance in which given.

6.7.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

6.8.	Notices. Any notice or other communication in connection with this Agreement must be in writing to the address set forth in the preamble to this Agreement (or to such other address as shall be specified by like notice) and will be deemed given: (i) if sent by a delivery service, on the date confirmed as the actual date of delivery by such service; (ii) if sent by registered air mail, return receipt requested, within seven (7) days of mailing; or (iii) if sent by facsimile or email with electronic confirmation of transmission, on the next business day after transmission, if not transmitted on a business day, or on the day of transmission, if transmitted on a business day.

6.9.	Survival. The provisions of Sections 4, 5 and 56 of this Agreement, including the provisions of Schedule A, shall continue and remain in full force and effect following the termination or expiration of this Agreement, for whatever reason.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

Jeffs’ Brands Ltd		XYLO TECHNOLOGIES LTD.

/s/ Viki Hakmon		/s/ Liron Carmel
By:	Viki Hakmon	By:	Liron Carmel
Title:	CEO	Title:	CEO

/s/ Ronen Zalayet		/s/ Tali Dinar
By:	Ronen Zalayet	By:	Tali Dinar
Title:	CFO	Title:	CFO

SCHEDULE A

UNDERTAKING

THIS UNDERTAKING (“Undertaking”) is entered into as of the 03 day of April 2024 by XYLO TECHNOLOGIES LTD. (the “Consultant”).

WHEREAS,	the Consultant wishes to be engaged by Jeff’s Brands Ltd., whose address is at 7 Mezada Street, Bnei Brak, 5126112, Israel (the “Company”); and

WHEREAS,	it is critical for the Company to preserve and protect its Confidential Information (as defined below) and its rights in Inventions (as defined below) and in all related intellectual property, and the Consultant is entering into this Undertaking as a condition to the Consultant’s engagement with the Company.

NOW, THEREFORE, the Consultant undertakes and warrants towards the Company as follows:

References herein to the term “Company” shall include any of the Company’s direct or indirect parent, subsidiary and affiliated companies, and their respective successors and assigns.

1. Confidentiality.

1.1.	the Consultant acknowledges that the Consultant may have access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or agrees, from time to time, to hold information of such party in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that: (i) has become part of the public domain not as a result of a breach of any obligation owed by the Consultant to the Company; or (ii) is required to be disclosed by law or the binding rules of any governmental organization, provided, however, that the Consultant gives the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy, and further provided, that in the event that such protective order or other remedy is not obtained, the Consultant shall furnish only that portion of the Confidential Information which is legally required, and shall exercise all reasonable efforts required to obtain confidential treatment for such information.

1.2.	The Consultant acknowledges and understands that the engagement by the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3.	During the term of the Consultant’s engagement and at any time after termination or expiration thereof, for any reason, the Consultant shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company.

1.4.	All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, the Consultant agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by the Consultant in connection with the engagement by the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Material shall be delivered by the Consultant to the Company upon termination or expiration of the Consultant’s engagement for any reason, or at any earlier time at the request of the Company, without the Consultant retaining any copies thereof.

1.5.	During the term of the Consultant’s engagement with the Company, the Consultant shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of the Consultant and permitted pursuant to then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, the Consultant shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location as promptly as possible after such use.

1.6.	During the term of the Consultant’s engagement with the Company, the Consultant will not improperly use or disclose any proprietary or confidential information or trade secrets, and will not bring onto the premises of the Company any unpublished documents or any property, belonging to any former employer or any other person to whom the Consultant has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to in writing by that person.

2. Ownership of Inventions.

2.1.	The Consultant will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works of authorship, designs, trade secrets, formulae, processes, techniques, know-how, and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by the Consultant, either alone or jointly with others, during the Consultant’s engagement with the Company (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

2.2.	Consultant agrees that all the Inventions are, upon creation, Inventions of the Company, shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all title, rights and interest in and to any patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. the Consultant hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) all title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (ii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) design rights and industrial property rights; (v) any other proprietary rights relating to intangible property including trademarks, service marks and applications thereof, trade names and packaging and all goodwill associated with the same; (vi) any and all title, rights and interest in and to any Invention; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. the Consultant also hereby forever waives and agrees never to assert any and all Moral Rights the Consultant may have in or with respect to any Inventions, even after termination of engagement on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

2.3.	The Consultant further agrees to perform, during and after the term of the Consultant’s engagement with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as the Consultant’s agents and attorneys-in-fact to act for and on the Consultant’s behalf and instead of the Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by the Consultant.

2.4.	The Consultant shall not be entitled to any monetary consideration or any other consideration except as explicitly set forth in the Consulting Agreement. Without limitation of the foregoing, the Consultant irrevocably confirms that the consideration explicitly set forth in the Consulting Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law - 1967. Any oral understanding, communication or agreement with respect to the matters set forth herein, not memorialized in writing and duly signed by the Company, shall be void.

3. General.

3.1.	The Consultant represents that the performance of all the terms of this Undertaking and the Consultant’s duties as a consultant of the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any other party (including, without limitation, any academic institution or any entity related thereto). The Consultant acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in its decision to engage with the Consultant.

3.2.	The Consultant acknowledges that the provisions of this Undertaking serve as an integral part of the terms of the Consulting Agreement and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.

3.3.	The Consultant recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by the Consultant, the Company may suffer irreparable harm or damage and will, therefore, be entitled to injunctive relief to enforce this Undertaking (without limitation to any other remedy at law or in equity).

3.4.	This Undertaking is governed by and construed in accordance with the laws of the State of Israel, without giving effect to its laws pertaining to conflict of laws. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as relevant, located in the city of Tel-Aviv-Jaffa, Israel.

3.5.	If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

3.6.	The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the engagement between the Company and the Consultant, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of the Consultant’s obligations and liabilities under any applicable law.

3.7.	This Undertaking constitutes the entire agreement between the Consultant and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

3.8.	This Undertaking, the rights of the Company hereunder, and the obligations of the Consultant hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. The Consultant may not assign, whether voluntarily or by operation of law, any of the Consultant’s obligations under this Undertaking, except with the prior written consent of the Company.

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IN WITNESS WHEREOF, the undersigned, has executed this Undertaking as of the date first mentioned above.

Printed Name:	XYLO ECHNOLOGIES LTD.	Signature:

AMENDMENT TO CONSULTING AGREEMENT

This Amendment (“Amendment”) is entered into as of April __, 2025, by and between Jeffs’ Brands Ltd., company number 516356763 (the “Company”) and XYLO Technologies Ltd. (the “Consultant”) (each, a “Party”, and collectively, the “Parties”).

WHEREAS, the Parties have previously entered into that certain Consulting Agreement, dated as of April 30, 2024 (the “Agreement”); and

WHEREAS, the Agreement includes certain provisions which the Parties mutually wish to amend, as of January 1, 2025 (the “Effective Date”), as set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.

1. The Amendments

1.1.	The reference to “36 months” in Section 2.1 of the Agreement shall be replaced with “60 months”.

1.2.	The reference to the term “Consulting Fee” in Section 3 of the Agreement shall be amended to be defined as “US$10,000” (plus VAT, if required by law).

2. Section 3.1.4. shall be added to read as follows:

“3.1.4 The Company shall advance the payment of the Consulting Fee for the last 9.5 months of the Initial Term, in the aggregate amount ofUS$93,635, which shall be converted into 76,126 ordinary shares, no, par value of the Company (the “Shares”), at a deemed issuance price of US $1.23 per Share. The Shares are deemed earned upon issuance and are subject to board approval. The Shares have not been and will not be registered under the Securities Act of 1933 (the “Securities Act”), as amended or any state securities law and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption form such registration requirements is available. The Consultant is aware that the Company is under no obligation to effect any such registration or to file for or comply with any exemption from registration. The Consultant understands and agrees that it shall be solely responsible for and shall bear all tax and/or other mandatory payment and/or consequences arising from the grant of the Shares and that the Company may withhold the amount of the tax and/or other mandatory payment of which is required with respect to the Shares and/or the exercised shares under any applicable law, in accordance with the tax withholdings approval provided by the Consultant from time to time, if provided and applicable law. In the event that the Company determines that it is required to withhold any tax as a result of the grant of the Shares, as a condition to each issuance of the Shares, Consultant shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. VAT shall be charged on all amounts paid in accordance with this Agreement, including the Shares. It is hereby clarified that upon a determination according to which the Company’s deductions were insufficient, Consultant will have to immediately provide with any payments required by the tax authorities, and shall indemnify the Company, at its first request, to the extent it had to bear any such payments.”

2.1.

3. Miscellaneous

3.1.	This Amendment shall be deemed for all intents and purposes as an integral part of the Agreement and/or any amendment thereof. All capitalized terms used in this Amendment and not defined herein, shall have the meanings attributed to them in the Agreement. In the event of any inconsistency between the provisions of this Amendment and the provisions of the Agreement and/or any amendment thereof, this Amendment shall prevail. Except as provided explicitly hereto, all other provisions of the Agreement shall continue to be in full force and effect, mutatis mutandis.

3.2.	This Amendment supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this Amendment.

3.3.	Any provision of this Amendment may be amended, waived or modified only upon the written consent of both Parties.

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IN WTNESS WHEREOF, the Parties have caused their duly authorized representatives to execute his Amendment as of the date first above written.

Jeffs’ Brands Ltd	XYLO Technologies Ltd.

By:	By:
Title:	Title:
Date:	Date: